Exhibit 10.209
[INSERT IRC LETTERHEAD]
October 26, 2006
Robert Giordano
ROI NY
39 Broadway
Suite 2410
New York, NY 10006
Dear Bob,
This letter is a follow up to our telephone conversation on September 27, 2006. In accordance with the terms of our contract, we hereby notify you that we will terminate our current contract with ROI effective January 31, 2007.
We have very much enjoyed working with you and your team. We deeply appreciate the effort, advice, and time ROI has invested in Immune Response and look forward to benefiting from your continued efforts through the remainder of the contract. You have given the company and me your friendship and wisdom during these difficult months, and I am grateful. As I mentioned on the phone, we are open to the possibility of establishing a new contract with ROI after our current one is terminated. This will naturally depend upon the state of our IR affairs at the time and events that may transpire in the interim.
David Hochman will continue to coordinate our IR efforts from New York and I hope that you and I will stay in close contact as well.
With warm regards,
/s/ Joseph F. O’Neill

Joseph F. O’Neill, MD, MPh	President and Chief Executive Officer